As filed with the Securities and Exchange Commission on February 11, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIEDRICH COFFEE, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	33-0086628
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

28 Executive Park, Suite 200

Irvine, California 92614

(Address of Principal Executive Offices, Including Zip Code)

STOCK OPTION AGREEMENT, AS AMENDED, WITH J. RUSSELL PHILLIPS

(Full Title of the Plan)

J. Russell Phillips

President and Chief Executive Officer

Diedrich Coffee, Inc.

28 Executive Park, Suite 200

Irvine, California 92614

(949) 260-1600

(Name and Address, and Telephone Number,

Including Area Code, of Agent for Service)

Copy to:

John M. Williams

Gibson, Dunn & Crutcher LLP

3161 Michelson Dr.

Irvine, California 92612-4412

(949) 451-3800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Common Stock, par value $0.01 per share	275,000(1)	$3.23	$888,250	$34.91

(1)	Represents 275,000 shares of common stock of Diedrich Coffee, Inc. issuable pursuant to the Stock Option Agreement, as amended, with J. Russell Phillips. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares as may be issued pursuant to the anti-dilution provisions set forth in the Stock Option Agreement, as amended, with J. Russell Phillips.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Diedrich Coffee, Inc., a Delaware corporation (the “Company”), to register 275,000 shares of common stock of the Company under the Stock Option Agreement, as amended, with J. Russell Phillips.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Company with the Securities and Exchange Commission, are incorporated herein by reference and made a part hereof:

•	The Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended June 25, 2008;

•	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 17, 2008 and December 10, 2008;

•

The Company’s Current Reports on Form 8-K filed with the Commission on June 25, 2008, August 28, 2008, October 15, 2008, October 24, 2008, October 30, 2008, November 17, 2008 and January 30, 2009 (except with respect to the Item 2.02 information and related press release contained therein); and

•

The description of the common stock of the Company contained in the Company’s Registration Statement on Form S-1 (Registration No. 333-78083) filed with the Securities and Exchange Commission on May 7, 1999, including all amendments and reports filed for the purpose of updating such description.

All reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this registration statement, and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this registration statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Diedrich Coffee, Inc. is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for in Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article VII of the Company’s Restated Certificate of Incorporation, as amended, currently provides that each director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article VII of the Amended and Restated Bylaws of the Company provides that the Company may indemnify its officers and directors to the fullest extent permitted by law. Subject to the provisions of the Company’s Restated Certificate of Incorporation, as amended, the Amended and Restated Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.

The Company has entered into separate indemnification agreements with its directors and officers containing provisions that provide for the maximum indemnity allowed to directors and officers by the DGCL and the Amended and Restated Bylaws of the Company, subject to certain exceptions. The indemnification agreements may require the Company, among other obligations, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the indemnification agreements provide generally that the Company will, subject to certain exceptions, advance the expenses incurred by directors and officers as a result of any proceeding against them as to which they may be entitled to indemnification. The Company also maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Exhibit Index attached hereto is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by a final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 11th day of February, 2009.

DIEDRICH COFFEE, INC.

By:	/s/ J. RUSSELL PHILLIPS
J. Russell Phillips President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints J. Russell Phillips and Sean M. McCarthy his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and

Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ J. Russell Phillips J. Russell Phillips	President, Chief Executive Officer, and Director (Principal Executive Officer)	February 11, 2009

/s/ Sean M. McCarthy Sean M. McCarthy	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 11, 2009

/s/ Paul C. Heeschen Paul C. Heeschen	Chairman of the Board	February 11, 2009

/s/ Gregory D. Palmer Gregory D. Palmer	Director	February 11, 2009

/s/ Timothy J. Ryan Timothy J. Ryan	Director	February 11, 2009

/s/ James W. Stryker James W. Stryker	Director	February 11, 2009

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Diedrich Coffee, Inc., as amended (1)
3.2	Amended and Restated Bylaws of Diedrich Coffee, Inc. (2)
4.3	Stock Option Agreement with J. Russell Phillips (3)
4.4	Amendment No. 1 to the Stock Option Agreement with J. Russell Phillips (3)
5.1	Opinion of Gibson, Dunn & Crutcher LLP
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)

(1)	Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 16, 2001 and Appendix A to the Company’s Definitive Proxy Statement, filed with the Securities and Exchange Commission on December 23, 2008.

(2)	Incorporated herein by reference to exhibit with this title filed with the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 3, 2008.

(3)	Incorporated herein by reference to Appendix B to the Company’s Definitive Proxy Statement, filed with the Securities and Exchange Commission on December 23, 2008.